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                                                                   EXHIBIT 99.16

                                                                  EXECUTION COPY

                                PATENT ASSIGNMENT

            THIS PATENT ASSIGNMENT (this "Assignment") is made and entered into as of January 21, 2005 ("Effective Date") by and between NACT
Telecommunications, Inc., a Delaware corporation ("Assignor"), and NACT Acquisition, Inc., a Delaware corporation ("Assignee").

            WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated January 21, 2005 (the "Agreement") pursuant to which Assignee agreed to purchase from Assignor and Assignor agreed to sell certain of the assets, properties, rights and business of Assignor, subject to the terms and conditions of the Agreement; and

            WHEREAS, pursuant to the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the patents and applications for patent set forth on Schedule A (collectively, the "Patents").

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers and delivers to Assignee, the entire right, title and interest in and to the Patents, for the United States and for all foreign countries, including, without limitation, any continuations, divisions, continuations in part, reissuances, reexaminations, extensions or foreign equivalents thereof, and including the subject matter of all claims which may be obtained therefrom for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made, together with all income, royalties, damages or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement, misappropriation or other unauthorized use of the Patents, with the right to sue for, and collect the same for its own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.

            Assignor authorizes and requests the United States Commissioner of Patents and Trademarks to record Assignee as owner of the Patents, including, without limitation, any continuations, divisions, continuations-in-part, reissues, reexaminations or extensions thereof, and to issue any and all letters patent of the United States thereon to Assignee, as assignee of the entire right, title and interest in, to and under the same, for the sole use and enjoyment of Assignee, its successors, assigns or other legal representatives.

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            IN WITNESS WHEREOF, Assignor and Assignee have caused this
Assignment to be executed by their duly authorized representatives as of the Effective Date.

NACT TELECOMMUNICATIONS, INC.              NACT ACQUISITION, INC.

By: /s/ Juliet M. Reising                  By: /s/ Christian P. Michalik
    -------------------------                  -------------------------

Name: Juliet M. Reising                    Name: Christian P. Michalik
      -----------------------                    -----------------------

Title: Vice President                      Title: Vice President
       ----------------------                    -----------------------
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                                   SCHEDULE A

U.S. Patent Serial No. 09/821,256 for System, Apparatus and Method for Voice over Internet Protocol Telephone Calling Using Enhanced Signaling Packets and Localized Time Slot Interchanging, filed March 29, 2001

U.S. Patent Serial No. 10/147,289 for System, Apparatus and Method for Dynamically Mapping Virtual Signaling System 7 Circuit Identification Codes for Use Between VoIP Gateways on IP Networks, filed May 16, 2002